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                                  [LETTERHEAD]

                                 June 25, 1998

Meridian Industrial Trust, Inc.
455 Market Street, 17th Floor
San Francisco, California 94105

     Re:  Registration Statement on Form S-3
          Registration No. 333-24579
          ----------------------------------

Ladies and Gentlemen:

     We have served as Maryland counsel to Meridian Industrial Trust, Inc., a Maryland Corporation (the "Company"), in connection with certain matters of Maryland law arising out of the Company's registration statement on Form S-3 (No. 333-24579), previously declared effective by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "1933 Act"), relating to the proposed public offering of securities of the Company that may be offered and sold by the Company from time to time as set forth in the prospectus which forms a part of the Registration Statement (the "Prospectus"). This opinion is rendered in connection with the sale and issuance of up to 2,300,000 shares (the "Shares") of Series D Cumulative Redeemable Preferred Stock, $0.001 par value per share ("Series D Preferred Stock"), of the Company as described in a prospectus supplement dated June 25, 1998. Capitalized terms used but not defined herein shall have the meanings given to them in the Registration Statement.

     In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the "Documents"):

     1. The Registration Statement and the related form of prospectus in the form in which it was transmitted to the Commission, under the 1933 Act and the prospectus supplement dated June 25, 1998;

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Meridian Industrial Trust, Inc.
June 25, 1998
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     2.  The Charter of the Company, certified as of the date hereof by the
State Department of Assessments and Taxation of Maryland (the "SDAT");

     3. The Bylaws of the Company, certified as of the date hereof by an officer of the Company;

     4. Articles of Supplementary of the Company with respect to the Shares, to be filed with the SDAT.

     5. Resolutions adopted by the Board of Directors of the Company relating to the (i) the classification of 2,300,000 unissued shares of the preferred stock of the Company as Series D Cumulative Redeemable Preferred Stock, $.001 par value per share; (ii) setting the preferences, conversion and other rights, voting powers, restrictions limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption of the Series D Cumulative Redeemable Preferred Stock; and (iii) relating to the sale and issuance by the Company of up to 2,300,000 shares of the Series D Cumulative Redeemable Preferred Stock (the "Resolutions"), certified as of the date hereof by an officer of the Company;

     6. A certificate of the SDAT, as of the date hereof, as to the good standing of the Company;

     7. A certificate executed by an officer of the Company, dated the date hereof; and

     8. Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth in this letter, subject to the assumptions, limitations and qualifications stated herein.

     In expressing the opinion set forth below, we have assumed, and so far as is known to us there are no facts inconsistent with, the following:

     1. Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

     2. Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

     3. Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party's obligations set forth therein are

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Meridian Industrial Trust, Inc.
June 25, 1998
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legal, valid and binding and are enforceable in accordance with all stated
terms

     4. All Documents submitted to us as originals are authentic. The form and content of the Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all such Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All statements and information contained in the Documents are true and complete. There has been no oral or written modification or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

     5. Articles Supplementary creating and designating 2,300,000 shares as Series D Cumulative Redeemable Preferred Stock in substantially the form and content attached as an exhibit to the Company's Form 8-K dated June 25, 1998 (the "8-K") and incorporated by reference into the Registration Statement will be filed with and accepted for record by the SDAT prior to the issuance of the Shares.

     The phrase "known to us" is limited to the actual knowledge, without independent inquiry, of the lawyers at our firm who have performed legal services in connection with the issuance of this opinion.

     Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

     1. The Company is a corporation duly formed and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

     2. Upon the due execution, countersignature and delivery of certificates representing the Shares or issuance of the Shares in uncertificated form, the Shares will be duly authorized and, when and if issued in accordance with the Resolutions, will be (assuming that, upon issuance, the total number of shares of Series D Cumulative Redeemable Preferred Stock issued and outstanding will not exceed the total number of shares of Series D Cumulative Redeemable Preferred Stock that the Company is then authorized to issue under the Charter) duly and validly issued, fully paid and nonassessable.

     The foregoing opinion is limited to the substantive laws of the State of Maryland and we do not express any opinion

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Meridian Industrial Trust, Inc.
June 25, 1998
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herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.

     We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

     This opinion is being furnished to you for your submission to the Commission as an exhibit to the 8-K and incorporation by reference into the Registration Statement and, accordingly, may not be relied upon by, quoted in any manner to, or delivered to any other person or entity (other than Vinson & Elkins, counsel to the Company) without, in each instance, our prior written consent.

     We hereby consent to the filing of this opinion as an exhibit to the 8-K and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

                                  Very truly yours,

                                  /s/ Ballard Spahr Andrews & Ingersoll, LLP